Exhibit 21

Subsidiaries of U.S. Xpress Enterprises, Inc.
For Year Ended December 31, 2005

U.S. Xpress, Inc., a Nevada corporation
U.S. Xpress Leasing, Inc., a Tennessee corporation
Xpress Global Systems, Inc., a Georgia corporation
Xpress Company Store, Inc., a Tennessee corporation
Xpress Air, Inc., a Tennessee corporation
Xpress Holdings, Inc., a Nevada corporation
Xpress Colorado, Inc., a Georgia corporation
Xpress Nebraska, Inc., a Nebraska corporation
Colton Xpress, LLC, a California corporation
Xpress Receivables, LLC, a Nevada corporation
Cargo Movement Corp., a Nevada corporation
Xpress Waiting, Inc., a Nevada corporation